Exhibit 99

DCB FINANCIAL CORP ANNOUNCES 2011

ANNUAL AND FOURTH QUARTER OPERATING RESULTS WITH

IMPROVED CREDIT QUALITY

LEWIS CENTER, Ohio, January 24, 2012 — DCB Financial Corp, (OTC Bulletin Board DCBF), parent holding company of The Delaware County Bank & Trust Company, Lewis Center, Ohio (the “Bank”) reported a 2011 loss of $2.5 million, compared to a net loss of $12.3 million for 2010. The decreased loss for 2011 was driven by reduced provision for loan loss expense coupled with reduced operating expenses related to branch closures and a reduction in salary and benefits expense. DCBF also announced a net fourth quarter loss of $987 thousand versus a loss of $354 thousand for the same period in 2010. The increased loss compared to the fourth quarter of 2010 is mainly attributed to increased loan loss provision for credits in the problem loan portfolio that continue to be evaluated each quarter.

Loan delinquencies at year-end 2011 were 2.24% compared to 4.01% at year-end 2010. Non-accruals and loans greater than 90 days past due declined 42.7% from $18.4 million at year-end 2010 to $10.6 million at the year-end 2011, and the identified problem loan portfolio declined from $118.7 million at year-end 2010 to $83.6 million at year-end 2011. Management expects to deploy similar tactics and resources in 2012 to address the remaining problem credits, which should result in further improvement in the company’s credit metrics.

During 2011 Management focused on three main initiatives in order to position the company for future profitability and growth: make significant progress in addressing its credit issues; reduce overhead expenses; and create a leaner organization upon which to base future growth plans. Management was able to achieve these goals through various initiatives, and continues to make progress towards the requirements set forth under the consent order issued by the Federal Deposit Insurance Corporation effective October 28, 2010.

Ronald J. Seiffert, hired in September of 2011 as President and CEO to complete The Bank’s turnaround, noted, “For the last four months I have had the opportunity to fully assess the financial condition and operating performance of The Bank and feel very good that the institution has been stabilized. There has been a substantial improvement in the overall credit quality of our loan portfolios over the last twelve months and our year-end numbers are reflective of that fact. We have made great progress in terms of reducing our problem loans and non-accruals as well as lowering delinquencies. We also bolstered our reserve position in the fourth quarter and can now focus on growing the loan portfolio with quality assets.”

Mr. Seiffert added, “We have now begun to aggressively execute the initiatives outlined in our strategic plan that was approved by our Board in December which include raising capital and recruiting an outstanding team to drive our organization. In commercial banking, we will be more aggressive in calling on our marketplace and will expand our small business credit and deposit offerings. We will also be introducing a new equipment leasing product in the first quarter of 2012 which, we believe, will fill a much-needed niche in Central Ohio for middle market companies. In addition, we will rigorously pursue the expansion of our consumer lending activities throughout our 14-branch retail distribution system.”

With respect to future capital raising activities, Mr. Seiffert explained, “We are developing a detailed plan to raise capital in order to address our goal of achieving a 9% tier-1 capital ratio in 2012. We have already received a lot of positive feedback from current and prospective investors alike who are interested in ownership.”

Net Interest Income (Fourth Quarter 2011)

Net interest income of $4.2 million decreased from the $5.2 million reported for the three months ended December 31, 2010. This change is mainly due to the year-over-year reduction in earning assets on the balance sheet. Average fourth quarter assets at the Bank decreased from $593.8 million in 2010 to $537.4 million in 2011, a reduction of $56.3 million or 9.5%. The Company’s smaller balance sheet is the result of corporate initiatives to streamline the balance sheet in order to support capital ratios, and the lack of quality loans in the market place. Additionally, Management has also focused on deleveraging the balance sheet by reducing FHLB borrowings and reducing the dependency in wholesale deposit balances.

Net interest margin was 3.35% for the fourth quarter 2011, compared to 3.74% for the fourth quarter 2010. The change in margin is attributed to the increased levels of short-term cash balances compared to the prior year, offset by declining yields on interest earning assets.

Noninterest Income (Fourth Quarter 2011)

Total noninterest income for the fourth quarter was $1.8 million, down from $2.1 million in the fourth quarter 2010. This decline is mainly attributed to the change within three major categories: a reduction in gain on loan sales; an increase in losses on the disposition of assets, including OREO; and a reduction in data processing service fees. Additionally, Management reviewed its allocation of investments within its portfolios and proactively restructured the portfolio to provide improved cash flows and reduced risk through the diversification of investment classes. Gain on securities sales due to the portfolio restructuring were $957 thousand for the quarter, which was offset by losses on OREO property of $332 thousand. The OREO losses were attributed to loss on sales and the write down of properties based on re-evaluations performed at year-end. Loans sales were down compared to the prior year as the economic climate has reduced opportunities in the residential real estate market. Finally, the Corporation exited the data processing business during the third quarter 2011 which accounts for the decrease in data processing revenue. However, these declines were generally offset by the reduced operating costs that supported that business line.

Noninterest Expense (Fourth Quarter 2011)

The total noninterest expense of $4.9 million for the fourth quarter represented a decline of $897 thousand, or 15.2%, from the three months ended December 31, 2010. The decrease in operating expense is attributed to declines in several main expense categories. The decline in salary and benefits expense is attributed to the reduction in staff initiatives conducted throughout 2011 and completed in the fourth quarter. FDIC insurance has declined due to industry changes in premium calculations coupled with the reduced size of the balance sheet. The Bank has also experienced a decline in loan and collection expenses as the overall size of the problem loan portfolio continues to decline. Additionally, the Corporation has experienced a decline in consulting and legal costs associated with addressing regulatory issues due to the management of the initiatives contained in the consent order under which it operates.

Net Interest Income (2011 Annual)

Net interest income of $17.6 million for the year ended December 31, 2011 decreased from the $21.2 million reported for the year-ended December 31, 2010. This change is mainly due to the year-over-year reduction in earning assets on the balance sheet. Average year-to-date assets at the Bank decreased from $638.8 million in 2010 to $562.9 million in 2011, a reduction of $75.9 million or 11.9%. Management has focused on deleveraging the balance sheet, specifically by reducing FHLB borrowings, while also reducing the dependency in CDARS deposit balances. This initiative is designed to reduce the overall size of the balance sheet and improve capital ratios. The smaller balance sheet is also attributed to a lack of quality loan opportunities.

Net interest margin was 3.41% for 2011, compared to 3.61% for 2010. The change in margin is mainly attributed to the declining yields on interest earning assets, and a lower level of loans to deposits compared to the prior year.

Continued lower loan origination volume and the reduced balance sheet funding requirements have allowed management to focus on tactically addressing the structure of deposits. Non-interest bearing balances increased to $69.7 million from $63.7 million at December 31, 2010. The Bank continues to focus on core deposit generation as part of its focus to increase exposure to consumer markets while reducing its reliance on public funds. Though funding costs remain low, it is likely that some retail deposit costs will increase as various deposit specials are offered to consumers in order to grow those accounts. However, the Corporation has been able to reduce its overall long-term borrowings through the FHLB by replacing those advances with customer deposits. Tactically, the Corporation is de-leveraging the balance sheet through reductions in large time deposits and FHLB advances.

Noninterest Income (2011 Annual)

Total noninterest income for the year was $6.4 million, which represents a 4.5% increase from $6.1 million in 2010. This increase is mainly attributed to an increase in gains on security sales attributed to a re-allocation of securities positions in the fourth quarter offset by reduction in gains on loan sales, an increase in losses related to OREO property, and loss of data processing revenue associated with the closure of the Corporation’s Datatasx subsidiary during 2011.

Noninterest Expense (2011 Annual)

The total noninterest expense of $21.2 million represented a decline of $2.3 million, or 9.6%, from the year ended December 31, 2010. The decrease in operating expense is attributed to a reduction in salary and benefits expense, a decline in occupancy and equipment costs, a decline in loan and collection expenses and a reduction of legal and consulting expenses associated with addressing regulatory issues contained in the consent agreement.

Analysis of Selected Financial Condition

The Corporation’s assets totaled $523.3 million at December 31, 2011, compared to $565.1 million at December 31, 2010, a decrease of $41.8 million, or 7.4%. Cash and cash equivalents were $39.3 million at the end of the year, an increase of $5.8 million from December 31, 2010. The increase is mainly attributed to the reductions in the loan portfolio, offset by increases in total security investments. Management has focused on re-directing this excess cash into investment securities and reducing FHLB advances in order to restructure balance sheet funding.

Total securities increased from $70.9 million at December 31, 2010 to $89.5 million at December 31, 2011. Management is attempting to hold lower levels of excess cash in order to increase yields by investing in securities which earn higher yields. The increase in securities also provides collateral for various borrowing opportunities with the Federal Reserve, FHLB and various correspondent banks, and as a collateral pool for public fund deposits.

Total loans, excluding loans held for sale, decreased $65.1 million from $424.9 million at December 31, 2010 to $359.8 million at December 31, 2011. The decline in outstanding loan balances is mainly due to the lower volume of new originations due to the current economy, normal loan pay downs, and the charge-off of non-performing loans. Additionally, the Corporation has been successful in moving non-performing loans off the balance sheet via note sales.

Total deposits decreased $19.6 million from $465.1 million at December 31, 2010 to $445.4 million at December 31, 2011. This decrease is mainly due to a decline in CDARs balances, offset by an increase in non-interest bearing deposits. This has occurred, as previously mentioned, because of Management’s initiatives to reduce the Corporation’s overall reliance on wholesale funding.

On an as-needed basis, the Corporation has the ability to utilize a variety of alternative funding sources in order to reduce funding costs or create improved funding structures. However, with its stable deposit base and adequate cash balances, there has been less emphasis on the utilization of borrowed funds. Total FHLB advances decreased $18.5 million, resulting in a balance of $40.0 million at December 31, 2011. Additional reliance on borrowings outside of normal deposit growth may increase the Corporation’s overall cost of funds; however, Management intends to continue to reduce its exposure to high cost FHLB advances.

Provision and Allowance for Loan Losses

The provision for loan losses totaled $5.4 million for the year-ended December 31, 2011, compared to $11.0 million for 2010. This decline from the previous year is mainly attributed to the reduced requirement for additional reserves based on the Bank’s reserve methodology. Throughout 2011, analysis has indicated an improvement in credit risk due to reduced problem loans, reduced nonaccrual loans, and reduced delinquency rates. The main reason for the improvement in credit quality is due to positive results from workout activities, charge-offs of bad loans and increased collection efforts. Additionally, some improvement in the Bank’s market area in the real estate sector has allowed for quicker sale of notes and OREO at reasonable pricing. On a quarterly basis, Management completes a rigorous loan quality review on its problem credits to determine if additional reserves are needed for expected future credit losses. The allowance for loan losses was $9.6 million, or 2.66% of total loans at December 31, 2011, compared to $12.2 million, or 2.88% of total loans at December 31, 2010. Net charge-offs for the year were $8.1 million, compared to $9.3 million for 2010.

Non-accrual loans at year-end 2011 were $9.6 million, a decrease of $7.0 million from December 31, 2010. The majority of non-accrual balances are attributed to loans in the investment real estate sector that were not generating sufficient cash flow to service the debt. Management continues to focus on workout related activity to reduce non-accrual and substandard but performing loans. Delinquent loans over thirty days decreased to 2.24% of total loans at year-end compared to 4.01% at December 31, 2010. The improving delinquency trends are due to improved collection results and, as noted above, due to the improvement in non-accrual loans. Delinquent loans continue to be mainly attributed to the real estate investment and commercial portfolios.

DCB FINANCIAL CORP

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	September 30,	September 30,
	December 31,	December 31,
	2011	2010
	(unaudited)
ASSETS
Cash and due from financial institutions	$11,067	$10,024
Interest-bearing deposits	28,247	23,497

Total cash and cash equivalents	39,314	33,521
Securities available-for-sale	88,112	69,597
Securities held-to-maturity	1,357	1,313

Total securities	89,469	70,910
Loans held-for-sale, at lower of cost or fair value	—	753
Loans	359,760	424,864
Less allowance for loan losses	(9,584)	(12,247)

Net loans	350,176	412,617
Real estate owned	4,634	5,284
Investment in FHLB stock	3,799	3,799
Premises and equipment, net	12,107	13,175
Bank-owned life insurance	17,822	17,073
Accrued interest receivable and other assets	5,936	7,973

Total assets	$523,257	$565,105

LIABILITIES
Deposits
Noninterest-bearing	$69,674	$63,695
Interest-bearing	375,754	401,381

Total deposits	445,428	465,076
Federal funds purchased and other short-term borrowings	—	1,265
Federal Home Loan Bank advances	40,036	58,502
Accrued interest payable and other liabilities	2,657	2,848

Total liabilities	488,121	527,691

SHAREHOLDERS’ EQUITY
Common stock, no par value, 7,500,000 shares authorized, 4,273,908 issued	3,785	3,785
Retained earnings	45,353	47,883
Treasury stock, at cost, 556,523 shares	(13,494)	(13,494)
Accumulated other comprehensive loss	(508)	(760)

Total shareholders’ equity	35,136	37,414

Total liabilities and shareholders’ equity	$523,257	$565,105

DCB FINANCIAL CORP

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except per share data)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Interest and dividend income
Loans	$4,714	$5,787	$20,096	$24,643
Taxable securities	608	672	2,208	2,697
Tax-exempt securities	68	119	320	645
Federal funds sold and other	24	22	108	133

Total interest income	5,414	6,600	22,732	28,118

Interest expense
Deposits	697	774	2,809	4,182
Borrowings	527	674	2,304	2,743

Total interest expense	1,224	1,448	5,113	6,925

Net interest income	4,190	5,152	17,619	21,193

Provision for loan losses	1,600	1,162	5,436	11,040

Net interest income after provision for loan losses	2,590	3,990	12,183	10,153

Noninterest income
Service charges on deposit accounts	648	733	2,724	2,726
Trust department income	168	242	855	960
Net gain (loss) on sale of securities	957	(114)	957	(1,001)
Net gain (loss) on sales of assets	(332)	709	(334)	813
Gains on sale of loans	16	146	77	401
Treasury management fees	82	(6)	345	417
Data processing servicing fees	—	143	506	606
Earnings on bank owned life insurance	164	170	749	747
Other	108	47	508	446

Total noninterest income	1,811	2,070	6,387	6,115

Noninterest expense
Salaries and other employee benefits	2,222	2,378	9,649	10,285
Occupancy and equipment	930	886	3,837	4,037
Professional services	385	592	1,517	1,908
Advertising	82	97	348	412
Postage, freight and courier	63	70	282	356
Supplies	55	159	185	261
State franchise taxes	116	159	463	615
Federal deposit insurance premiums	216	293	1,424	1,460
Other	919	1,251	3,526	4,154

Total noninterest expense	4,988	5,885	21,231	23,488

Gain (loss) before income tax expense (credits)	(587)	175	(2,661)	(7,220)

Income tax expense (credits)	400	529	(131)	5,110

Net loss	$(987)	$(354)	$(2,530)	$(12,330)

Basic and diluted loss per common share	$(0.27)	$(0.10)	$(0.68)	$(3.32)

Dividends per share	$—	$—	$—	$—

DCB FINANCIAL CORP

Selected Key Ratios and Other Financial Data

(Unaudited)

(Dollars in thousands, except per share data)

	September 30,	September 30,
	Three Months Ended
	December 31,
	2011	2010
Key Financial Information

Net interest income	$4,190	$5,152

Provision for loan losses	$1,600	$1,162

Noninterest income	$1,811	$2,070

Noninterest expense	$4,988	$5,885

Net loss	$(987)	$(354)

Total Assets (bank average)	$537,446	$593,787

Loan balances (average)	$371,881	$438,127

Deposit balances (average)	$449,922	$491,876

Non-accrual loans	$9,576	$16,567

Loans 90 days past due and accruing	$985	$1,828

Basic loss per common share	$(0.27)	$(0.10)

Diluted loss per common share	$(0.27)	$(0.10)

Weighted Average Shares Outstanding:
Basic	3,717,385	3,717,385
Diluted	3,717,385	3,717,385

DCB FINANCIAL CORP

Selected Key Ratios and Other Financial Data

(Unaudited)

	September 30,	September 30,
	Three Months Ended
	December 31,
	2011	2010
Key ratios

Return on average assets	(0.18)%	(0.06)%

Return on average shareholders’ equity	(2.72)%	(0.89)%

Annualized noninterest expense to average assets	3.71%	3.96%

Efficiency ratio	82.22%	84.70%

Net interest margin	3.35%	3.74%

Allowance for loan losses as a percentage of period end loans	2.66%	2.88%

Total allowance for losses on loans to non-accrual loans	100.08%	73.92%

Net charge-offs (annualized) as a percent of average loans	2.38%	3.58%

Non-accrual loans to total loans (net)	2.73%	4.02%

Delinquent loans (30+ days)	2.24%	4.01%

Business of DCB Financial Corp

DCB Financial Corp (the “Corporation”) is a financial holding company formed under the laws of the State of Ohio. The Corporation is the parent of The Delaware County Bank & Trust Company, (the “Bank”) a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its 14 branch offices located in Delaware County, Ohio and surrounding communities. The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, night depository facilities and trust and personalized wealth management services. The Bank also provides cash management, bond registrar and payment services. The Bank offered data processing services to other financial institutions during the first three quarters of 2011; however such services were not a significant part of its current operations or revenues.

Application of Critical Accounting Policies

DCB’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the financial services industry. The application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; as this information changes, the financial statements could reflect different estimates, assumptions, and judgments.

The most significant accounting policies followed by the Corporation are presented in Note 1 of the audited consolidated financial statements contained in the Corporation’s 2010 Annual Report to Shareholders. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.

Forward-Looking Statements

Certain statements in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to the financial condition and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effects of regulation and competition, and the prospective business of both the Corporation and its wholly-owned subsidiary The Delaware County Bank & Trust Company. Where used in this report, the word “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar words and expressions, as they relate to the Corporation or the Bank or their respective management, identify forward-looking statements. Such forward-looking statements reflect the current views of the Corporation and are based on information currently available to the management of the Corporation and the Bank and upon current expectations, estimates, and projections about the Corporation and its industry, management’s belief with respect thereto, and certain assumptions made by management. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) general economic conditions, either nationally or regionally (especially in central Ohio), becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets; (v) changes occurring in business conditions and inflation; (vi) changes in technology; (vii) changes in monetary and tax policies; (viii) changes in the securities markets; and (ix) other risks and uncertainties detailed from time to time in the filings of the Corporation with the Securities and Exchange Commission.

The Corporation does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.